UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 20, 2005

NISOURCE INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-16189	35-2108964

(State or Other	(Commission File	(IRS Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)

801 East 86th Avenue,
Merrillville, Indiana 46410
(877) 647-5990
(Address and Telephone Number
of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 20, 2005, NiSource Corporate Services Company (“NCSC”), a direct subsidiary of NiSource Inc. (the “Company”), entered into an Agreement For Business Process And Support Services (“Outsourcing Agreement”) with International Business Machines Corporation (“IBM”). Under the Outsourcing Agreement, IBM has agreed to provide certain services to the Company and its subsidiaries, which services are currently performed by NCSC.

As part of the Outsourcing Agreement, IBM will operate a broad range of business support functions for NCSC, including processes within the human resources, finance and accounting, supply chain (procurement), customer contact, meter-to-cash (billing and collections) and information technology areas. The Outsourcing Agreement has an initial term of ten years and NCSC has the right to renew it for up to three additional one-year periods. As a result of the Outsourcing Agreement, 572 employees of the Company and its subsidiaries are expected to become employees of IBM or its subcontractors. Another 445 positions will be eliminated by the Company and its subsidiaries by Dec. 31, 2006, throughout the regions in which it operates as work is moved to IBM.

NCSC will pay IBM for the services under a combination of fixed and variable charges, with the variable charges fluctuating based on the Company’s actual need for such services. Based on the currently projected usage of these services, the Company expects to pay $1.6 billion to IBM in service fees and project costs over the initial ten-year term.

The Company expects that over the initial ten-year term the Outsourcing Agreement will deliver upwards of $530 million in gross operating and capital cost savings across the Company’s 15 primary operating subsidiaries, as well as provide technology advances and enhanced service capabilities. However, the net savings to the Company from the Outsourcing Agreement will be impacted by certain costs it will incur to obtain these gross savings. These costs fall into three categories. First, the Company will incur severance related costs associated with the elimination of the positions described above of approximately $35 million. In addition, NiSource will record approximately $21 million in one-time, non-cash pension expense related to severed employees and employees who accept positions with IBM. Second, the Company expects to pay approximately $35 million in transition costs during 2005 and 2006 to transfer these functional areas to IBM. Third, the Company expects to incur $50 million in governance costs over the 10-year life of the Outsourcing Agreement. Attached as Exhibit 99.2 to this report is a more detailed projection of the potential savings to NiSource under the Outsourcing Agreement.

To protect the Company’s expectations regarding IBM’s performance, the Outsourcing Agreement has performance standards and minimum services levels that IBM must meet or exceed. If IBM fails to meet a given performance standard, NiSource would, in certain circumstances, receive a credit against the charges otherwise due.

To assure that the charges under the Outsourcing Agreement do not become significantly higher than the market rate for such services, the Company has the right to periodically perform benchmark studies to determine whether IBM’s price and performance are consistent with the then current market. The Company has the right to conduct such benchmark studies, at its cost, beginning in the fourth year of the Outsourcing Agreement.

Under the Outsourcing Agreement, the Company retains the right to terminate the Agreement both for cause and for its convenience. However, upon any termination of the Agreement by the Company for any reason (other than for material breach by IBM), the Company will be required to pay a termination charge to IBM, which charge may be material.

The Company will file a copy of the Outsourcing Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending on June 30, 2005.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

Exhibit
Number	Description

99.1	Press Release, dated June 20, 2005, issued by NiSource Inc.

99.2	10-Year Projection of Estimated Costs and Potential Savings

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NiSource Inc.
(Registrant)
Date: June 24, 2005	By:	/s/ Jeffrey W. Grossman
Jeffrey W. Grossman
Vice President and Controller

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release, dated June 20, 2005, issued by NiSource Inc.

99.2	10-Year Projection of Estimated Costs and Potential Savings